Exhibit 99.1

Holly Energy Partners to Acquire Pipeline and Terminal Assets of Alon USA
Acquisition Expected to be Immediately Accretive to HEP

DALLAS, TX, January 26, 2005 — Holly Energy Partners, L.P. (NYSE-HEP) today announced it has signed a definitive agreement with Alon USA, Inc. and certain of its affiliates to acquire over 500 miles of light products pipelines and two light product terminals for $120 million in cash and 937,500 HEP Class B Subordinated Units. The Class B Units will convert into an equal number of HEP common units in five years. Holly Energy believes, based upon Alon’s historical operating results and other information available to it, that this transaction will result in over $17 million of expected incremental EBITDA to HEP. The ultimate level of EBITDA will depend upon actual operating results following the closing of the transaction, as well as any synergies or cost reductions HEP can realize. The transaction is expected to close within the first quarter, subject to customary closing conditions, including antitrust clearance and receipt of certain third-party consents and regulatory approval.

The logistic assets being acquired by HEP will distribute approximately 42,000 barrels per day, or 70% of Alon’s production of light refined products from its Big Spring refinery. The assets include Alon’s:

Trust & River Pipeline System

•	105-mile light product pipelines from Alon’s refinery in Big Spring, TX to a product terminal in Abilene, TX;

•	227-mile pipeline from Big Spring, TX to a product terminal in Wichita Falls, TX;

•	47-mile pipeline from Wichita Falls, TX to a product terminal in Duncan, OK;

Fin-Tex Pipeline System

•	A 135-mile product pipeline from Midland, TX to Orla, TX, where Alon connects into Holly Energy’s southern pipeline system, which transports light products to El Paso, TX. Also acquired at Orla, TX is a 135,000 barrel refined product tank farm.

Terminals

•	The terminalling assets include a 127,000 barrel light product terminal in Abilene, Texas and a 220,000 barrel light product terminal in Wichita Falls, TX.

As part of the transaction, Alon has agreed to a 15-year pipeline and terminals agreement that provides for a minimum volume commitment at stipulated tariffs which would result in revenues equal to approximately 90% of the Alon proforma revenues for these the pipelines and terminals. Alon would also have three five-year options to extend such agreement.

“This transaction follows our strategy of disciplined growth through acquisition. This set of assets particularly complements our existing asset base due to the proximity of these pipelines to our existing system, offering opportunities for costs reductions or synergy gains,” said Holly Energy’s Chairman and CEO, Matt Clifton. “This transaction will expand HEP’s geographic base and presence in the Southwest by growing our miles of pipeline by 50%, from 1,029 miles to 1,543. Post acquisition, HEP’s light product distribution network will serve Oklahoma, Texas, Arizona, New Mexico, Washington, Colorado, Utah and Northern Mexico.”

Holly Energy currently anticipates financing this transaction through the private issuance of senior unsecured notes. Holly Energy has also received a bridge financing term loan commitment from major financial institutions as alternative financing if the senior unsecured notes are not issued. Holly Energy currently expects that the senior unsecured notes or the bank term loan will be in an amount sufficient to finance the acquisition and to pay down HEP’s current $25 million borrowing under its existing $100 million revolving credit facility.

Holly Energy has scheduled a webcast presentation later today (1/26/05) at 9:30AM EST to provide additional details about this transaction. Participants may access this presentation through the following link:

(Click on the link below to register for the show before the designated show time)
http://invite.mshow.com/findshow.aspx?usertype=1&cobrand=100&shownumber=210962

Additionally, participants may access the presentation via the following phone number:
If you are in (US/Canada Participant Dial In) call: 800-858-5936. The conference code is: 3686286

ALON USA, a fully-integrated refining and marketing enterprise operating in the Southwest, is a subsidiary of ALON Israel Oil Co. Ltd. ALON Israel purchased ATOFINA Petrochemicals Inc.’s downstream business, including its domestic fuels marketing business, pipelines, terminals and Big Spring, Texas refinery. Headquartered in Dallas, ALON USA controls the marketing rights to FINA gasoline throughout the Southwest. For more information about the company, visit its website, www.alonusa.com.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 51% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Colorado and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Treasury and Investor Relations
Holly Energy Partners
     214/871-3555